FOR IMMEDIATE RELEASE	NR08-29

DYNEGY PROVIDES 2009 GUIDANCE ESTIMATES

•	2009 guidance estimates include:
o	Adjusted EBITDA range of $825 million to $1 billion
o	GAAP range of $20 million net loss to $85 million net income
•	Strong financial profile includes:
o	Liquidity of approximately $1.9 billion, as of December 5, 2008
o	Cash on hand of $723 million
o	No significant debt maturities before 2011

HOUSTON (December 10, 2008) – Dynegy Inc. (NYSE: DYN) today announced 2009 guidance estimates, which include a range of Adjusted EBITDA of $825 million to $1 billion. On a GAAP basis, the company is projecting a range of $20 million net loss to $85 million net income.

“Despite the challenging economy and turbulent financial markets, Dynegy anticipates solid results from its power generation business in 2009 due to several competitive advantages that we believe differentiate the company and provide stability to our business platform,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “These competitive advantages start with our strong capital structure, including approximately $1.9 billion in liquidity, no significant debt maturities until 2011, an undrawn bank facility scheduled to remain in place until 2012 and a letter of credit facility that does not mature until 2013. The financial strategy we have employed of setting up our capital structure as our hedge against a downturn has stood the test of time in the energy business. This positions us to weather the current market turbulence, as we do not have a need to access capital or credit markets for several years.

“An additional advantage is our effective, low-cost coal fleet and key fuel and transportation arrangements, which are contracted for several years,” Williamson added. “Together, this provides a strong cash margin even in a lower commodity pricing environment. Further, we continue to believe that the fundamentals of the power generation industry remain strong, with overall power demand expected to grow over the long term without a corresponding increase in supply, given the significant barriers to new power generation in our country.”

The 2009 guidance estimates include:
•	A range of Adjusted EBITDA of $825 million to $1 billion;
•	A range of Adjusted Cash Flow from Operations of $360 million to $535 million; and
•	A range of Adjusted Free Cash Flow of negative $100 million to positive $75 million.

The new guidance estimates for the most directly comparable measures on a GAAP basis include:

•	A range of $20 million net loss to $85 million net income;
•	A range of Cash Flow from Operations of $360 million to $535 million;
•	Net Cash used in Investing Activities of $390 million; and
•	Net Cash used in Financing Activities of $60 million.

Investor Conference Call/Web Cast

Dynegy will host an investor conference call and web cast at 8 a.m. ET/7 a.m. CT on Wednesday, December 10, during which the company’s 2009 guidance estimates will be discussed.

During the conference call, Williamson will discuss:

•	Dynegy’s value proposition for investors;
•	Long-term fundamentals of the power generation industry; and
•	Detail on the company’s commercial strategy.

In addition, Holli C. Nichols, Executive Vice President and Chief Financial Officer, will discuss:

•	2009 estimates, with an in-depth look at value drivers and major assumptions by region; and
•	Earnings sensitivities.

Participants may access the web cast and the related presentation materials on the “Investor Relations” section of www.dynegy.com. For persons unable to listen to the live web cast, the call will be archived and available for replay in the previously mentioned section of the company's web site. A replay will remain accessible until the date of the company's fourth quarter and year-end 2008 financial results conference call. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: Dynegy’s financial condition, liquidity position and Midwest fleet coal supplies; market fundamentals; possible supply, demand and overall market trends and how these may affect Dynegy; any statements regarding anticipated earnings; and Dynegy’s estimated financial results for 2009. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that: market fundamentals and trends may not be to Dynegy’s benefit; Dynegy’s asset base may not perform at the level anticipated; the economic recession may negatively affect Dynegy in both expected and unexpected ways; and existing uncertainties regarding environmental regulations, litigation and other legal or regulatory developments and their potential impacts on Dynegy’s businesses remain. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008, its Quarterly Report on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 and its Current Reports, which are available free of charge on Dynegy’s website at http://www.dynegy.com or the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

NON-GAAP FINANCIAL MEASURES

This press release includes non-GAAP financial measures. These non-GAAP measures do not have standardized definitions; therefore, it may not be possible to compare these financial measures with other companies’ non-GAAP measures having the same or similar names. A reconciliation of these financial measures and the most directly comparable GAAP measures is included in Dynegy’s 2009 Guidance Estimates presentation which is available free of charge on Dynegy’s website at www.dynegy.com or the SEC’s website at http://www.sec.gov. Additional information regarding these measures, including a discussion of their usefulness and purpose, is included in the Form 8-K furnished along with this press release which is available at http://www.sec.gov. Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flows. DYN

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